Exhibit 2.11

DATED	[ ], 2020

(1) ARCONIC-KÖFÉM MILL PRODUCTS HUNGARY KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG

- and -

(2) ARCONIC-KÖFÉM SZÉKESFEHÉRVÁRI KÖNNYŰFÉMMŰ KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG

FORM OF Land Use Right AGREEMENT

relating to the property registered under the land registry number Székesfehérvár urban zone 9820/15

CONTENTS

1.	ESTABLISHMENT of THE land use right	2

2.	Duration of the Land Use Right and its expiry	4

3.	Statutory right of first refusal	4

4.	Notices	4

5.	Amendment	5

6.	Partial Invalidity	5

7.	Governing Law	5

8.	Legal Succession	5

9.	Governing language	5

10.	Hungarian Legal Persons	5

11.	Power of Attorney	6

THIS AGREEMENT is made on [ ], 2020

BETWEEN:

(1)	Arconic-Köfém Mill Products Hungary Korlátolt Felelősségű Társaság (registered seat: 8000 Székesfehérvár, Verseci u. 1-15.; company registration number: 07-09-030481; tax number: 27104705-2-07; statistical identification number: 27104705-2442-113-07) (“Mill Products”); and

(2)	arconic-köfém Székesfehérvári Könnyűfémmű Korlátolt Felelősségű Társaság (registered seat: 8000 Székesfehérvár, Verseci u. 1-15.; company registration number: 07-09-001598; tax number: 10584215-2-07; statistical identification number: 10584215-2442-113-07) (“Arconic”)

(Mill Products and Arconic are hereinafter individually referred to as a "Party" and collectively referred to as the "Parties").

BACKGROUND:

A	The Parties record, that the Property registered under the land registry number Székesfehérvár urban zone 9820/15 ("Plot Property") is owned by Arconic in a 46/100 ratio and by Mill Products in a 54/100 ratio.

B	Arconic has submitted a request to the competent land registry office in order to have the 66 buildings on the Plot Property registered as separate properties in accordance with Section 12 point a) subpoint aa) of Act CXLI of 1997 on the land registry and Section 59 paragraph (2) of FVM Regulation no 109/1999 (XII.29.) on the implementation of Act CXLI of 1997 on the land registry. In accordance with Arconic's request, the buildings have been registered under the topographical lot numbers listed in Annex 2 in the land registry as buildings with separate land registry numbers (collectively the “Buildings”).

C	The shareholders of Arconic signed a Demerger Deed dated 9 September 2019, according to which under the legal title of secession Mill Products, as the legal successor, acquired from Arconic, as legal predecessor, the 54/100 property ratio of the Plot Property, and the exclusive ownership of the properties registered under topographical lot numbers listed in Annex 3 (the "Mill Products Buildings"). The buildings registered under topographical lot numbers listed in Annex 4 (the "Arconic Buildings") remain the exclusive property of Arconic. The Parties record that simultaneously with signing this Agreement, they signed (i) an agreement sharing the right of use of the Plot Property (the "Use Agreement"); (ii) service contracts regarding certain public utilities and other services (the "Service Contracts").

D	Considering that the Plot Property is in the joint ownership of the Parties, while the Mill Products Buildings are the exclusive properties of Mill Products, the Parties wish to regulate in this Agreement the land use right, to be registered for the benefit of the Mill Products Buildings and encumbering the Plot Property.

IT IS AGREED:

1.	ESTABLISHMENT of THE land use right

1.1	By signing this Agreement, the Parties agree that with the effect of registering the ownership of Arconic of the Arconic Buildings, they establish a land use right ("Land Use Right") in favour of the owner of the Arconic Buildings for a total area of [ ] m2 ("Area Covered by the Land Use Right") for the Arconic Buildings indicated on the layout ("Layout") made by [ ] land surveyor (seat: [ ]) under working no. [ ] and attached to this Agreement as Annex 1. In accordance with Section 9/A paragraph (2) of FVM Regulation no 109/1999 (XII.29.) on the implementation of Act CXLI 1997 on the land registry the Parties regulate the Land Use Right in detail in this Agreement.

1.2	By signing this Agreement, the Parties give their unconditional and irrevocable consent to the Honorable Land Registry Office to register the Land Use Right regulated in this Agreement, in accordance with the Layout, on the Plot Property (that is the property under topographical lot number Székesfehérvár urban zone 9820/15) under the legal title of land use right, in favour of the Arconic Buildings. As the Land Use Right encumbers that part of the Plot Property, which, according to the Use Agreement, shall be used by Arconic, the Parties agree that Arconic shall not pay any consideration in connection with the establishment of the Land Use Right , and no consideration shall be requested from the future owners of the Arconic Buildings.

1.3	The Parties declare, that they set out the rules regulating the exercise of the Land Use Right in this Agreement, and therefore, they request the Honorable Land Registry Office to record the fact of the contractual regulation of the land use right on the title deeds of the Plot Property and the Arconic Buildings in accordance with FVM Regulation no 109/1999. (XII.29.) on the implementation of Act CXLI of 1997 on the land registry, to which recording the Parties hereby express their unconditional and irrevocable consent.

1.4	From the day of the registration of its ownership of the Arconic Buildings into the land registry, until the day the Arconic Buildings or any of them stand on the area set out on the Layout, Arconic and the then current owners of the Mill Products Buildings have the exclusive right to use, utilize and enjoy all benefits of the Area Covered by the Land Use Right and the Arconic Buildings. Any costs and expenses associated with the Arconic Buildings shall be borne by Arconic and its legal successors.

1.5	Right of way

(a)	The Parties hereby agree, that to the extent required for the proper use of the Arconic Buildings and the Area Covered by the Land Use Right, the respective owners, possessors and guests of the Arconic Buildings are entitled to pass through the Plot Property undisturbed, free of charge 24 (twenty-four) hours a day, 365 (three hundred and sixty-five) days a year.

(b)	The Parties agree, that the respective owners, possessors and guests of the Arconic Buildings shall exercise their free of charge right of way granted in point (a) only with respecting the interests of the respective owners, possessors and users of the Plot Property, and without the unnecessary disturbance of the activity on the Plot Property and in the Mill Products Buildings. The Parties record, that the maintenance and the service of the transport infrastructure on the Plot Property is the obligation of that respective owner of the Plot Property, to whom the Use Agreement allocates it.

1.6	Fire protection escape routes

(a)	The Parties, also binding their legal successors, agree, that in order to ensure an escape route for the Arconic Buildings in compliance with the legal and regulatory fire protection provisions, the respective owners, possessors and users of the Arconic Buildings are entitled to use and make use of the Plot Property's route leading to the nearest exit to a public area, free of charge and to the extent necessary, in order to ensure a fire protection escape route - to comply with the legal and regulatory fire protection provisions and for escaping in case of a fire or a fire drill ("Escape Route").

(b)	With respect to point (a) above, the owners of the Plot Property are obliged to take every step which could reasonably be required in order to secure and provide the Escape Route for the Arconic Buildings without any disturbance and in compliance with the legal and regulatory provisions. The respective owners of the Plot Property are obliged to provide a written declaration in any administrative procedure, at the request of the respective owners of the Arconic Buildings confirming that the respective owners, possessors and users of the Arconic Buildings are entitled to use and make use of the Escape Route free of charge and to the extent necessary to comply with the legal and regulatory fire protection provisions.

1.7	Ensuring the public utility supply of the Arconic Buildings

(a)	The Parties, also binding their legal successors, agree, that in order to ensure the public utility supply of the Arconic Buildings, the respective owners of the Plot Property shall allow the Arconic Buildings, with its respective owners bearing the costs, to connect to the utility supply of the Plot Property or if it does not reasonably disturb the owners of the Plot Property directly to the utilities provided located on public property adjacent to the Plot Property. The Parties, also binding their legal successors, agree, that the cost of the authorization and establishment of any new utility connection (including any new connection crossing the Plot Property) to be established by the owners of the Arconic Buildings shall be borne by the owners of the Arconic Buildings, including but not limited to the utility development fees. The maintenance and service of the public utility elements exclusively used by the Arconic Buildings is the obligation of the respective owners of the Arconic Buildings.

(b)	With respect to point (a), the owners of the Plot Property are obliged to take every step which could reasonably be required to secure for the respective owners of the Arconic Buildings the public utility right of use mentioned in point (a), and availability of the public utility connection points so that the Arconic Buildings can be serviced with the required public utilities. The respective owners of the Plot Property are obliged to provide a written declaration in any administrative procedure, at the request of the respective owners of the Arconic Buildings confirming that the respective owners of the Arconic Buildings are entitled to use and make use of the Plot Property and its public utility networks free of charge to secure the public utilities supply of the Arconic Buildings. The respective owners of the Plot Property are not entitled to dismantle (destroy) any part of the public utility networks of the Plot Property or to convert them in a way resulting in the cessation or the obstruction of the public utility supply of the Arconic Buildings.

1.8	The Parties acknowledge, that the Land Use Right established in this Agreement is granted to the respective, actual owner of the Arconic Buildings and cannot be separated from the Arconic Buildings. The Parties acknowledge that the Land Use Right cannot be transferred individually.

1.9	The Parties undertake that in order for the provisions in this Agreement to prevail, they will sell, transfer possession or use of the Plot Property and the Arconic Buildings only after properly informing the person, by any legal title, newly entitled to use the concerned property (or part of it) of the provisions of this Agreement and after ensuring that the person concerned confirms the acknowledgement of the obligations set forth in this Agreement to the owner of the other property.

1.10	Simultaneously with signing this Agreement, the Parties sign the Layout. If further statements are necessary for the registration of the Land Use Right or the recording of the fact of the land use right's contractual regulation, the Parties mutually shall provide these without delay and free of charge, at the request of the other Party.

1.11	The Parties agree, that the respective owner of the Arconic Buildings, when exercising its rights granted in this Agreement, shall refrain from the unnecessary disturbance of the Plot Property's owners, tenants and users.

2.	Duration of the Land Use Right and its expiry

2.1	This Agreement enter into force by registering the ownership of Arconic over the Arconic Buildings into the land registry.

2.2	The Land Use Right with regard to an Arconic Building persists until the Arconic Building stands on the Plot Property.

2.3	The Parties undertake that in the event of the Land Use Right's expiry, they will take every measure and issue every statement necessary to remove the Land Use Right and the fact of the contractual regulation of the land use right's exercise from the land registry.

3.	Statutory right of first refusal

3.1	The Parties are aware that, according to section 5:20 of Act V of 2013 on the Civil Code, with regard to the Land Use Right the respective owners of the Plot Property are entitled to a right of first refusal on the Arconic Buildings, while the respective owners of the Arconic Buildings are entitled to a right of first refusal on the Plot Property (the "Right of First Refusal").

3.2	Regarding the exercise of the Right of First Refusal, the Parties agree as follows:

(a)	The obliged Party shall send the notice calling on the beneficiary Party to exercise its right of first refusal to the beneficiary Party's (Parties') seat(s) indicated in official public register(s), attaching either the the SPA approved by the obliged Party and the third party making an offer or a letter of intent issued by the third party making an offer and containing the main terms of the sale and purchase;

(b)	Within 30 days of receiving the obliged Party's statement, the beneficiary Party shall exercise its right of first refusal in written form and in such way, that it shall send its statement, exercising the right of first refusal, within these 30 days in written form to the obliged Party's seat indicated in official public register(s).

(c)	Should the entitled Party fail to send its statement about the exercise of the right of first refusal within the 30 days mentioned above to the obliged Party's seat indicated in official public register(s), it shall be deemed as a waiver of the Right of First Refusal.

4.	Notices

4.1	Notices defined and to be sent under this Agreement shall be made in writing and sent through personal delivery with a signed confirmation of receipt or in the form of registered mail with acknowledgement of receipt requested, to the Parties' respective registered seats indicated in official public registers.

4.2	The Parties appoint the following contact person:

On behalf of Mill Products:	Zsuzsa Varga
Address:	8000 Székesfehérvár, Verseci utca 1-15.
E-mail:	zsuzsa.varga@arconic.com
On behalf of Arconic:	Ferenc Szabó
Address:	8000 Székesfehérvár, Verseci utca 1-15.
E-mail:	ferenc.szabo@howmet.com

4.3	Notice sent to a Party shall be deemed delivered when: (i) it is delivered to the given party in case of personal delivery; (ii) acknowledged by the receipt in case of delivery by post. Notices shall be deemed delivered even if the acknowledgement of receipt is returned with any of the indications "refused", "unclaimed", "moved", "unknown" or any equivalent indication. If the delivery was unsuccessful at the addresses above on working days between 9 am and 16 pm because the recipient was not available or refused the reception of the consignment, the consignment shall be deemed to be delivered on the working day after the day of the attempted delivery. Notices delivered by email shall not be considered as written notices and shall not be effective under any circumstances.

5.	Amendment

This Agreement may only be amended by both parties in writing.

6.	Partial Invalidity

Should any provision of this Agreement be partially or entirely declared illegal, invalid or unenforceable, it does not in any way influence or adversely affect the legality, validity or enforceability of this Agreement's remaining provisions.

7.	Governing Law

This Agreement and all the questions resulting from or in connection with it (including, without limitation, any contractual or non-contractual obligation) are governed by Hungarian law and the Agreement shall be interpreted according to it, with the proviso, that the Parties exclude the application of any conflict-of-law rules which would result in the application of any other other legal system other than the Hungarian.

8.	Legal Succession

The rights and obligations under this Agreement transfer, give entitlement to and oblige directly the Parties' legal successors and assignees.

9.	Governing language

The Parties signed this Agreement in Hungarian and English; if there is any contradiction between the two versions then the Hungarian version shall prevail.

10.	Hungarian Legal Persons

Mill Products declares, that it is a legally registered business association in Hungary and its right to sign this Agreement is not subject to any restriction. Arconic declares, that it is a legally registered business association in Hungary and its right to sign this Agreement is not subject to any restriction.

11.	Power of Attorney

The Parties authorize DLA Piper Posztl, Nemescsói, Györfi-Tóth & Partners Law Firm (registered seat: 1124 Budapest, Csörsz u. 49-51.; acting attorney-at-law: dr. Helga Fehér) to prepare and countersign this Agreement, and to represent the Parties before the competent Land Registry Office.

The Parties declare, that the content of this Agreement corresponds with their contractual will in all respects.

Annexes:

Annex 1: Layout of Land Use Right

Annex 2: Topographical lot numbers of the Buildings on the Plot Property

Annex 3: Topographical lot numbers of the Mill Products Buildings

Annex 4: Topographical lot numbers of the Arconic Buildings

Székesfehérvár, [ ], 2020

Arconic-Köfém Mill Products Hungary Korlátolt Felelősségű Társaság

Legal successor and obligor

Represented by: Balázs Gábor

Arconic-Köfém Székesfehérvári Könnyűfémmű Korlátolt Felelősségű Társaság

Legal predecessor and right-holder

Represented by: István Gábor Katus

I accept the power of attorney in point 11. And countersign this Agreement, in Székesfehérvár, [ ], 2020

dr. Helga Fehér

Attorney at Law

Bar Associaton Number: 36059892